EXHIBIT 99.1

NEWS RELEASE

Media Contact:	Investor Contact:
Nancy Farrar Farrar Public Relations 817/937-1557	Neil Shoop Treasurer 214/589-8561

FOR IMMEDIATE RELEASE

TRINITY INDUSTRIES ANNOUNCES COMPLETION
OF DEBT FINANCING TRANSACTIONS

     Dallas – March 10, 2004 – Trinity Industries, Inc. (NYSE:TRN) today announced that it has issued $300 million aggregate principal amount of 6 1/2% senior notes due 2014 in a private offering. Trinity has applied approximately $163 million of the net proceeds of the offering to repay all indebtedness outstanding under its existing credit facility and intends to use the remaining net proceeds for general corporate purposes, including, among others, to make capital expenditures in strategic manufacturing facilities and fund working capital requirements of its railcar manufacturing operations.

     In addition to the issuance of the senior notes, Trinity also extended its existing credit facility to provide for a three-year, $250 million senior secured revolving credit facility and to eliminate the existing term loan facility.

     The senior notes were offered in a private offering only to qualified institutional buyers under Rule 144A under the Securities Act of 1933 and to non-U.S. persons in reliance on Regulation S under the Securities Act of 1933. The notes have not been registered under the Securities Act of 1933 or any state securities laws. Unless so registered, the notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws. This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

     Trinity Industries, Inc., with headquarters in Dallas, Texas, is one of the nation’s leading diversified industrial companies. Trinity reports five principal business segments: the Rail Group, the Railcar Leasing and Management Services Group, the Inland Barge Group, the Construction Products Group and the Industrial Products Group. Trinity’s web site may be accessed at www.trin.net.

     This news release contains certain “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995 and includes statements as to expectations, beliefs, and future financial performance, or assumptions underlying or concerning matters herein. These statements that are not historical facts are forward-looking. Readers are directed to Trinity’s Form 10-K and other SEC filings for a description of certain of the business issues and risks, a change in any of which could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. Any forward looking statement speaks only as of the date on which such statement is made. Trinity undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made.

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